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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*



                         Assisted Living Concepts, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04544X102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 20, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  Page 1 of 10

CUSIP No.
04544X102




--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     JMB Capital Partners, L.P.

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:

     California
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           2,965,800
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                2,965,800
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,965,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     5.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     PN
--------------------------------------------------------------------------------

CUSIP No.
04544X102



--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Smithwood Partners, LLC

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:

     California
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           2,965,800
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                2,965,800
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,965,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     5.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     OO
--------------------------------------------------------------------------------

CUSIP No.
04544X102



--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Smithwood Advisers, L.P.

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:

     California
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           2,965,800
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                2,965,800
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,965,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     5.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     PN, HC
--------------------------------------------------------------------------------

CUSIP No.
04544X102



--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Smithwood General Partner, LLC

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:

     California
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           2,965,800
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                2,965,800
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,965,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     5.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     OO, HC
--------------------------------------------------------------------------------

CUSIP No.
04544X102



--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Jonathan Brooks

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions):

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:

     United States of America
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           2,965,800
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                2,965,800
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,965,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     5.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     IN
--------------------------------------------------------------------------------

CUSIP No.
04544X102



ITEM 1.

        (a)     NAME OF ISSUER:
                Assisted Living Concepts, Inc.

        (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                111 West Michigan Street
                Milwaukee, Wisconsin  53203

ITEM 2.

        (a)     NAMES OF PERSONS FILING:
                (i) JMB Capital Partners, L.P., a California limited partnership;
                (ii) Smithwood Partners, LLC, a California limited liability company;
                (iii) Smithwood Advisers, L.P., a California limited partnership;
                (iv) Smithwood General Partner, LLC, a California limited liability company; and
                (v)     Jonathan Brooks, an individual

        (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                1999 Avenue of the Stars, Suite 2040
                Los Angeles, California 90067

        (c)     CITIZENSHIP:
                See row 4 of each filer's cover page

        (d)     TITLE OF CLASS OF SECURITIES:
                Class A Common Stock, par value $0.01 per share

        (e)     CUSIP NUMBER:
                04544X102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS:

        (a)   [ ]       A Broker or dealer registered under section 15 of the
                        Act (15 U.S.C. 78o);

        (b)   [ ]       A Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c);

        (c)   [ ]       An Insurance company as defined in section 3(a)(19) of
                        the Act (15 U.S.C. 78c);

        (d)   [ ]       An Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8);

        (e)   [ ]       An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

        (f)   [ ]       An employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F);

        (g)   [ ]       A parent holding company or control person in accordance
                        with Section 240.13d-1(b)(1)(ii)(G);

        (h)   [ ]       A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)   [ ]       A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)   [ ]       A group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

CUSIP No.
04544X102



ITEM 4. OWNERSHIP

        (a)     AMOUNT BENEFICIALLY OWNED:
                2,965,800

        (b)     PERCENT OF CLASS:
                5.2%, calculated based on 57,543,165 shares of Class A common stock outstanding, which is the number of shares of Class A common stock outstanding as of November 21, 2006 as set forth in the Issuer's most recent Quarterly Report on Form 10-Q.

        (c)     NUMBER OF SHARES AS TO WHICH EACH FILER HAS:

                (i)     Sole power to vote or to direct the vote:
                        2,965,800

                (ii)    Shared power to vote or to direct the vote:
                        0

                (iii)   Sole power to dispose or to direct the disposition of:
                        2,965,800

                (iv)    Shares power to dispose or to direct the disposition of:
                        0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

A Joint Filing Agreement is attached hereto as Exhibit 1.

CUSIP No.
04544X102

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 28, 2006

                                      JMB CAPITAL PARTNERS, L.P.

                                      By: Smithwood Partners, LLC,
                                          its General Partner


                                      By: /s/ Jonathan Brooks
                                          --------------------------------------
                                      Name:    Jonathan Brooks
                                      Title:   Sole Member and Manager

                                      SMITHWOOD PARTNERS, LLC


                                      By: /s/ Jonathan Brooks
                                          --------------------------------------
                                      Name:    Jonathan Brooks
                                      Title:   Sole Member and Manager

                                      SMITHWOOD ADVISERS, L.P.

                                      By: Smithwood General Partner, LLC,
                                          its General Partner


                                      By: /s/ Jonathan Brooks
                                          --------------------------------------
                                      Name:    Jonathan Brooks
                                      Title:   Managing Member

                                      SMITHWOOD GENERAL PARTNER, LLC


                                      By: /s/ Jonathan Brooks
                                          --------------------------------------
                                      Name:    Jonathan Brooks
                                      Title:   Managing Member

                                      JONATHAN BROOKS


                                      /s/ Jonathan Brooks
                                      ------------------------------------------
                                      Jonathan Brooks, an individual

CUSIP No.
04544X102



                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of Assisted Living Concepts, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: December 28, 2006

                                       JMB CAPITAL PARTNERS, L.P.

                                       By:  Smithwood Partners, LLC,
                                            its General Partner


                                        By: /s/ Jonathan Brooks
                                            ------------------------------------
                                        Name:  Jonathan Brooks
                                        Title: Sole Member and Manager

                                        SMITHWOOD PARTNERS, LLC


                                        By: /s/ Jonathan Brooks
                                            ------------------------------------
                                        Name:  Jonathan Brooks
                                        Title: Sole Member and Manager

                                        SMITHWOOD ADVISERS, L.P.

                                        By:  Smithwood General Partner, LLC,
                                             its General Partner


                                        By: /s/ Jonathan Brooks
                                            ------------------------------------
                                        Name:  Jonathan Brooks
                                        Title: Managing Member

                                        SMITHWOOD GENERAL PARTNER, LLC


                                        By: /s/ Jonathan Brooks
                                            ------------------------------------
                                        Name:  Jonathan Brooks
                                        Title: Managing Member


                                        JONATHAN BROOKS


                                        /s/ Jonathan Brooks
                                        ----------------------------------------
                                        Jonathan Brooks, an individual